EXHIBIT 24

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that I, the undersigned, a director of The Travelers Companies, Inc., a Minnesota corporation (the “Company”), do hereby make, nominate and appoint Matthew S. Furman and Wendy C. Skjerven, and each of them, with full powers to act without the other, as my true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for me and in my name, place and stead, in any and all capacities, to sign on my behalf one or more Registration Statements on Form S-8 of The Travelers Companies, Inc. (the “Registration Statements”) relating to the registration of deferred compensation obligations of the Company pursuant to the Travelers Deferred Compensation Plan and relating to the registration of shares of the Company’s common stock and an indeterminate amount of related plan interests that may be issued under the Travelers 401(k) Plan, and to make such changes in and additions and amendments to the Registration Statements (including post-effective amendments) and to sign the same on my behalf, and to file the Registration Statements and all amendments to the Registration Statements, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission and shall have the same force and effect as though I had manually signed such Registration Statements.

Date:  December 10, 2008

/s/ Alan L. Beller	/s/ Thomas R. Hodgson
Alan L. Beller	Thomas R. Hodgson

/s/ John H. Dasburg	/s/ Cleve L. Killingsworth
John H. Dasburg	Cleve L. Killingsworth

/s/ Janet M. Dolan	/s/ Robert I. Lipp
Janet M. Dolan	Robert I. Lipp

/s/ Kenneth M. Duberstein	/s/ Blythe J. McGarvie
Kenneth M. Duberstein	Blythe J. McGarvie

/s/ Lawrence G. Graev	/s/ Glenn D. Nelson
Lawrence G. Graev	Glenn D. Nelson

/s/ Patricia L. Higgins	/s/ Laurie J. Thomsen
Patricia L. Higgins	Laurie J. Thomsen